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SCHEDULE 14A INFORMATION

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WESTERN ASSET HIGH INCOME FUND II INC.

(Name of Registrant as Specified in Its Charter)

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Dear Fellow Stockholder:

The Western Asset High Income Fund II Annual Meeting of Stockholders on October 25, 2019 (the “Annual Meeting”) is quickly approaching. Ahead of the Annual Meeting, you have an important decision to make regarding the election of directors to your Fund’s Board. Saba Capital, an activist hedge fund, has launched a campaign to replace the Fund’s highly-qualified director nominees, who have been delivering on behalf of stockholders. In contrast, Saba Capital’s nominees lack skills, experience and diversity critical to your Board’s work of overseeing and supervising the management and operations of the Fund. Your Board is committed to defending the Fund against this attack. All three major independent proxy advisory firms, Institutional Shareholder Services (“ISS”), Glass Lewis & Co. (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”), recommend that stockholders support the Board’s highly-qualified nominees by voting “FOR” the Fund’s director nominees on the WHITE proxy card.

Independent Third Party Experts Agree — Vote the WHITE Proxy Card Today to Support the Fund’s Director Nominees1

Based on all factors, Glass Lewis, ISS and Egan-Jones conclude, respectively:

“… we believe long-term investors would be best served supporting the Fund’s proposed candidates at this time.”

— Glass Lewis report dated October 7, 2 019

“… the dissident has not demonstrated that board level change is warranted at this time.”

— ISS report dated October 12, 2019

“… we believe that voting FOR the management nominees is in the best interest of the Company and its shareholders.”

— Egan-Jones report dated October 18, 2019

With respect to the Fund’s discount to NAV, ISS recognizes:

“... the fund’s discount has narrowed from 18 percent in December 2018, (the point over the last five years at which its discount was greatest), to 8 percent in October 2019. This suggests that management’s efforts focused on discount reduction measures appear to be working...”

— ISS report dated October 12, 2019

Regarding the Fund’s director nominees, Egan-Jones comments:

“We believe that the incumbent directors and management nominees are the best in class to continue the execution of the Fund’s primary investment objective to generate high current income.”

— Egan-Jones report dated October 18, 2019

Glass Lewis emphasizes that, if it were to be successful in its campaign:

“… we expect Saba would undertake the common tack of quickly liquidating its position and reallocating any gains to new opportunities in the satisfaction of its own investment objectives.”

— Glass Lewis report dated October 7, 2019

Follow All Three Leading Independent Proxy Advisory Firms’ Recommendations — Vote For the Board that Is Serving the Best Interests of All Stockholders

Your vote is important. Protect the value of your investment by supporting a Board that has consistently delivered significant value to all stockholders. Vote “FOR” the Fund’s director nominees and “AGAINST” Saba Capital’s Board De-Classification Proposal on the WHITE proxy card today.

Thank you for your continued support.

Sincerely,

The Western Asset High Income Fund II Inc. Board of Directors

Notes

1	Permission to use quotations neither sought nor obtained.

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.